Exhibit 99.2

ALIGN TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                                   Three Months Ended              Year Ended
                                                ------------------------    ------------------------
(in thousands, except per                         Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
 share data)                                        2004          2003          2004          2003
-------------------------------------------     ----------    ----------    ----------    ----------
Revenues                                        $   43,655    $   36,502    $  172,830    $  122,725
Cost of revenues                                    14,578        12,926        57,143        51,565
Gross profit                                        29,077        23,576       115,687        71,160
Operating expenses:
Sales and marketing                                 15,377        11,138        55,932        43,689
General and administrative                           8,655         8,666        33,851        34,296
Research and development                             4,006         3,302        15,756        13,112
Total operating expenses                            28,038        23,106       105,539        91,097
Profit (loss) from operations                        1,039           470        10,148       (19,937)
Interest and other income (expense),
 net                                                   616            28            (3)         (101)
Provision for income taxes                            (151)          (46)         (994)          (84)
Net profit (loss)                               $    1,504    $      452    $    9,151    $  (20,122)
Net profit (loss) per share - basic             $     0.02    $     0.01    $     0.15    $    (0.35)
Weighted-average shares used in
 computing basic net profit (loss)
 per share                                          60,744        58,398        59,963        57,758
Net profit (loss) per share - diluted           $     0.02    $     0.01    $     0.14    $    (0.35)
Weighted-average shares used in
 computing diluted net profit (loss)
 per share                                          63,560        63,704        64,089        57,758

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ALIGN TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

                                            December 31,   December 31,
(in thousands)                                 2004           2003
---------------------------------------     ------------   ------------
              ASSETS
Current assets:
Cash and cash equivalents                   $     69,659   $     44,939
Restricted cash                                      303            439
Marketable securities, short-term                     --          2,292
Accounts receivable, net                          28,809         21,265
Inventories, net                                   2,852          2,334
Other current assets                               5,211          5,845
   Total current assets                          106,834         77,114
Property and equipment, net                       22,085         23,121
Other long-term assets                             2,176          1,967
     Total assets                           $    131,095   $    102,202
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                            $      3,361   $      3,095
Accrued liabilities                               23,481         19,180
Deferred revenue                                  16,257         13,113
Debt, current portion                              1,849          1,989
   Total current liabilities                      44,948         37,377
Debt, long-term portion                               25          1,849
    Total liabilities                             44,973         39,226
Total stockholders' equity                        86,122         62,976
      Total liabilities and
       stockholders' equity                 $    131,095   $    102,202